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                                                                   Exhibit 10.3


                              EMPLOYMENT AGREEMENT

                                    This Agreement (the "Agreement") is entered
                           into this -- day of April 1999, between Opus360 Corporation, a Delaware corporation (the "Company") and Ari B. Horowitz ("Employee").

         WHEREAS, Employee is the Chief Executive Officer of the Company; and

         WHEREAS, it is the desire of the Company and Employee that Employee continue to be employed as Chief Executive Officer of the Company.

         NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereby agree as follows:

         1. EMPLOYMENT.

         The Company hereby employs Employee and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions described in this Agreement.

         2. TERM OF EMPLOYMENT.

         The initial term of Employee's employment by the Company under this Agreement shall begin on the date hereof (the "Effective Date") and shall end on the third anniversary of the Effective Date (the "Term"), unless sooner terminated pursuant to the provisions of this Agreement. The Term shall automatically renew for an additional one year on each anniversary of the date hereof unless notice of nonrenewal is delivered by either party.

         3. SERVICES.

         During the Term, Employee shall serve as and perform the duties of a Chief Executive Officer of the Company. At all times, Employee shall be subject to the direction and control of the board of directors of the Company (the "Board"). Employee shall devote the majority of his business and professional time, attention, and energy, and all of his loyalty and skill to the business of the Company as may be reasonably necessary to carry on the business of the Company and to perform his duties under the Agreement.

         Employee shall have such authority to act on behalf of the Company:

         (a) as may be provided in this Agreement;

         (b) as may be provided in the Company's by-laws (the "By-laws");

         (c) as may be delegated to time from time to time by the Board; and

         (d) which is comparable to other Chief Executive Officers.


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         4. COMPENSATION.

         (a) SALARY. During the first year of the Term, Employee shall be paid a base salary (the "Base Salary") of not less than One Hundred Fifty Thousand Dollars ($150,000) per year, payable in arrears at the established pay period of the Company. Thereafter the Base Salary payable to Employee shall be reviewed at least annually by the Board, and reasonable increases shall be based on Employee's performance as well as the Company's performance as determined in the sole discretion of the Board, but in no event shall Employee's Base Salary per year during the Term be less than Employee's Base Salary in the first year of the Term.

         (b) BONUS. In addition to any other compensation provided for in this Agreement, during each year of the Term, Employee shall be eligible to receive performance bonuses in accordance in the discretion of the Board.

         (c) METHOD OF PAYMENT. All compensation payable under this Agreement to Employee shall be paid via deposit to an account or accounts designated in writing to the Company by Employee.

         5. OPTIONS.

         In addition to any other compensation provided for in this Agreement, Employee shall be entitled to receive options pursuant to the Option Agreement, dated the date hereof, between Employee and the Company (the "Option Agreement").

         6. OTHER EMPLOYEE BENEFITS.

         (a) During the Term, Employee shall be eligible to participate in the employee benefit plans and compensation programs maintained by the Company and applicable to other senior executive officers of the Company, including (without limitation) retirement plans, life, health, disability and other insurance programs, paid vacations and similar plans and programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program and to the determination of any committee administering such plan or program.

         (b) Employee shall, at the Company's expense, be entitled to a one class upgrade on all domestic and international flights for tickets purchased for Employee's use.

         7. REIMBURSEMENT OF EXPENSES.

         Employee shall be entitled to reimbursement by the Company for all reasonable direct out-of-pocket expenditures made by him on the Company's behalf in the performance of his services under this Agreement, subject to any reasonable recordkeeping, reporting and other reasonable requirements imposed from time to time by the Company.


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         8. TERMINATION OF AGREEMENT.

         (a) In the event that the Employee's employment with the Company terminates for any reason (including by reason of the death or incapacity of the Employee), other than a resignation by the Employee without Good Reason (a "Termination of Employment"), (i) Employee shall be entitled to certain Rights (as such term is defined in clause (c) below), and (ii) the options granted to Employee pursuant to the Option Agreement shall become immediately exercisable and Employee shall have at least 180 days from the date Employee's employment with the Company ended in which to exercise such options.

         (b) "Good Reason" means (i) a termination by Employee within ninety
(90) days following the date Employee is given notice to relocate to an office that is not located in New York County, New York, or (ii) a material diminution in Employee's title, authority or duties from those of a Chief Executive Officer.

         (c) "Rights" means that (i) Employee (or, as the case may be, Employee's estate) shall be entitled to receive the same salary (pursuant to
Section 4 hereof) and benefits (pursuant to Section 6 hereof) as he would be entitled to receive had he been employed by the Company for the two (2) year period following the earlier to occur of the date of the Termination of Employment, and (ii) Employee shall be entitled to reimbursement (in accordance with Section 7 hereof) for expenses incurred prior to the last day that Employee provided services to the Company. The Company acknowledges and agrees that any compensation, irrespective of the kind or nature of such compensation, earned by Employee from any third party after employment is terminated, shall not in any way reduce or eliminate the Company's obligations to Employee under this
Section 8.

         9. CHANGE OF CONTROL.

         In the event of a" Change of Control," (i) all options granted to Employee under the Option Agreement for shares of Common Stock shall become immediately exercisable in full. For purposes of this Agreement a "Change of Control" means (i) any acquisition of the Company by means of a merger, consolidation or other form of corporate reorganization in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation or (ii) a sale of all or substantially all of the assets of the Company.

         10. COVENANTS AGAINST COMPETITION.

         In the event that Employee ceases to be an employee of the Company during the Term for any reason, then for the period of six months thereafter, Employee shall not in any manner, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in or become interested in any business that is competitive with the business of the Company carried on by the Company during the Term, in those places where the Company is doing business during the Term. Notwithstanding the foregoing, Employee may own less than one percent (1%) of the issued and outstanding capital stock of any publicly trade company.


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         11. REPRESENTATIONS AND WARRANTIES.

         Employee represents and warrants that (i) employee is not under any obligation to any third party which could interfere with Employee's performance under this Agreement, and (ii) Employee's performance of his obligations to the Company during the Term will not breach any agreement by which Employee is bound not to disclose any proprietary information.

         12. EXCISE TAXES.

         To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to Employee constitute "parachute payments" within the meaning of Section 280G of the Code, as amended, and, but for this
Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee's benefits under this Agreement shall be payable either (i) in full or (ii) to such lesser amount as would result in no portion of severance payments being subject to excise tax under Section 4999 of the Code, which ever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and excise tax imposed by Section 4999, results in the receipt by Employee on an after tax basis of the greatest amount of severance benefits provided pursuant to this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by an independent public accounting firm reasonably acceptable to the Company other than that used by the Company (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Accountants may made reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information as the Accountants may reasonably request in order to make a determination under this Section 12. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12.

         13. SEVERABILITY.

         In the event any of the provisions of this Agreement shall be held by a court or other tribunal or of competent jurisdiction to be unenforceable, the other provisions of this Agreement remain in full force and effect.

         14. SURVIVAL.

         Sections 8 through 23 of this Agreement shall survive the termination of this Agreement and Employee's employment hereunder.

         15. ASSIGNMENT.

         Employees shall not assign the rights or obligations hereunder without the prior written consent of the Company. The Company may assign its rights under this Agreement to an affiliate of or successor to the Company.


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         16. GOVERNING LAW.

         This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to choice of law principals.

         17. CAPTIONS.

         The paragraph and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         18. ENTIRE AGREEMENT.

         This Agreement sets froth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

         19. AMENDMENT AND NON-WAIVER.

         This agreement may be amended, modified, superseded or canceled, and the terms and covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.

         20. ARBITRATION.

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. The prevailing party shall be entitled to recover its attorney's fees. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages SHALL NOT BE AWARDED.

         21. EMPLOYMENT TAXES.

         All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment TAXES.

         22. COMPANY GUARANTEE.

         The Company hereby guarantees the payment by the Company of all monetary obligations payable to Employee pursuant to this Agreement.

         23. COUNTERPARTS.


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         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

























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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                               ----------------------------------------
                               Ari B. Horowitz




                               OPUS360 CORPORATION




                               By:
                                   ------------------------------------
                                   Name:
                                   Title















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